Exhibit 99.1

CIT Declares Dividends

NEW YORK, Jan. 22, 2020 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.35 per common share on its outstanding common stock. The dividend is payable on Feb. 21, 2020 to common shareholders of record as of Feb. 7, 2020.

CIT’s board also declared a quarterly cash dividend of $0.4765625 per share on outstanding Series B preferred stock payable on March 16, 2020 to Series B preferred shareholders of record as of Feb. 28, 2020.

About CIT:

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, community association banking, middle market banking, equipment and vendor financing, factoring, railcar financing, treasury and payments services, and capital markets and asset management. CIT’s consumer banking segment includes a national direct bank and regional branch network. Discover more at cit.com/about.

Contacts

MEDIA RELATIONS:	INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
212-771-6008	973-740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com